EXHIBIT 4.1A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, ANY STATE SECURITIES LAWS OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED BY THE HOLDER IN THE UNITED STATES OR TO U.S. PERSONS IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE NOTE UNDER SUCH ACT AND SUCH APPLICABLE STATE LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

MetaMorphix, Inc.

No.	$
Date:

CONVERTIBLE SECURED PROMISSORY NOTE

     MetaMorphix, Inc., a Delaware corporation (the “Company”), the principal office of which is located at 8510 Corridor Road, Savage, Maryland 20763, for value received, hereby promises to pay to the order of ___, or his or her registered assigns (the “Holder”), at ___, the sum of ___ Dollars ($___) (the “Principal Amount”), together with interest on the unpaid principal balance of this Note from time to time outstanding until such principal amount is paid in full, such interest to be due and payable as set forth herein. The principal amount, and any unpaid accrued interest hereon, shall be due and payable on November 14, 2008 (the “Maturity Date”), or such earlier date of prepayment. Payment for all amounts due under this Note shall be made by mail to the registered address of the Holder. Each payment by the Company pursuant to this Note shall be made without set-off or counterclaim and shall be made in lawful currency of the United States of America and in immediately available funds

     This Note is one of an issue of the Company’s Convertible Secured Promissory Notes in the aggregate principal amount of up to $5,000,000 (the “Notes”) issued in a private placement (the “Placement”) pursuant to a subscription agreement between the Company and the Holder (the “Subscription Agreement”), a copy of which agreement is available for inspection at the Company’s principal office. Notwithstanding any provision to the contrary contained herein, this Note is subject and entitled to those terms, conditions, covenants and agreements contained in the Subscription Agreement that are expressly applicable to the Notes. Any transferee of this Note, by its acceptance hereof, assumes the obligations of the Holder in the Subscription Agreement with respect to the conditions and procedures for transfer of this Note.

     The Company waives presentment, demand, protest or notice of any kind in connection with this Note.

     The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

     1. Interest.

          (A) Interest Rate. The Company shall pay simple interest on the Principal Amount outstanding from time to time at the rate of twelve and one-half percent (12.5%) per annum. All computations of interest hereunder shall be made based on the actual number of days elapsed in a year of 365 days (including the first day but excluding the last day during which any such Principal Amount is outstanding).

          (B) Payment. Interest on this Note shall be payable annually on each anniversary of the initial issuance date of the Notes (or earlier upon conversion or prepayment) in cash or in additional identical notes. The method of interest payment shall be at the option of the Company.

          (C) Liquidation Premium. In the event the Company liquidates or dissolves, consolidates with, or merges into or with (other than any wholly-owned subsidiary merging with another wholly-owned subsidiary or with the Company), or sells substantially all of its assets (each, a “Trigger Event”), the Holder shall be entitled to a premium equal to the amount by which 200% of the Principal Amount exceeds the total interest payments previously made to the Holder (the “Liquidation Premium”). The Liquidation Premium shall be payable in cash or, in the case of a merger or consolidation, stock of the surviving entity, after (i) payment in full of the Principal Amount, accrued interest and Prepayment Premium (as defined in Section 2 hereof) on the Notes and (ii) any liquidation preferences payable on the Company’s currently outstanding preferred stock. The Liquidation Premium shall be payable if while this Note is outstanding or at any time within 120 days after the Note has been prepaid pursuant to Section 2 hereof, the Company enters into a definitive agreement which contemplates a Trigger Event. The purpose of this Section 1(C) is to provide the Holders of the Notes with a 300% return on their investment, inclusive of interest.

     2. Prepayment. The Principal Amount may be prepaid in whole or in part at any time upon fifteen (15) days’ prior written notice to the Holder (a “Prepayment Notice”). In the event the Company determines to prepay this Note it shall pay to the Holder, in lieu of accrued interest, a premium equal to the amount by which sixty-two and one-half percent (62.5%) of the outstanding Principal Amount exceeds the total interest payments previously made to the Holder (the “Prepayment Premium”). This prepayment provision shall not be utilized by the Company to circumvent the payment of the Liquidation Premium and other amounts payable pursuant to Section 1(C) above.

     3. Conversion of Note.

          (A) Optional Conversion. The Holder shall have the right, at its option, at any time prior to the Maturity Date, to convert all or any portion of the outstanding Principal Amount plus any accrued but unpaid interest into shares of the Company’s common stock at a conversion price equal to $4.00 per share (the “Conversion Price”). Notwithstanding anything to the contrary contained herein, the Holder may exercise its right of conversion hereunder after receipt of a Prepayment Notice and prior to the date set for prepayment.

          (B) Automatic Conversion. The Company shall have the right to force conversion of outstanding Principal Amount into shares of the Company’s common stock at the Conversion Price upon consummation of its initial public offering of securities (the “IPO”). The date of any such conversion shall be deemed the date of the closing of the IPO. As of 5:00 p.m. on the date prior to the date of conversion under this Section 3(B), the Note shall cease to accrue interest and thereafter shall solely represent the right to receive Conversion Shares (as defined below) and interest which has previously accrued. The shares of Common Stock to be issued upon such conversion in accordance with Section 3A or 3B hereof are herein referred to as the “Conversion Shares.”

          (C) Adjustment of Conversion Price.

          (i) In case the Company shall hereafter (a) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (b) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (c) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

          (ii) In case the Company shall hereafter issue any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock to a person (except (a) pursuant to Subsection (i) above; (b) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof; or (c) issuances up to $15 million in principal amount of convertible promissory notes similar to the Notes having a conversion price less than the Conversion Price) for a consideration per share or having an exercise, conversion or exchange price (the “Offer Price”) less than the Conversion Price in effect at the time of such issuance), then the Conversion Price shall be immediately reset to such lower Offer Price. Upon written request by the Holder and delivery of this Note, the Company shall promptly issue a revised Note in substitution of this Note, which revised note shall include such reset Conversion Price.

          (D) Mechanics of Conversion.

          (i) Before the Holder shall be entitled to convert this Note into Conversion Shares in accordance with Section 3A, the Holder shall surrender this Note at the office of the Company, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for the Conversion Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates for the number of Conversion Shares to which the Holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Note to be converted, and the Holder shall be treated for all purposes as the record holder of such shares of Common Stock as of such date. In the event of a conversion of less than the total Principal Amount, the Company shall, as soon as practicable thereafter, issue and deliver to the Holder a new Note for the remaining Principal Amount.

          (ii) In the event of a conversion pursuant to the provisions of Section 3B hereof, the Company shall deliver to the Holder at its address appearing on the records of the Company a written notice of the imminent conversion of this Note (the “Conversion Notice”), requesting surrender of this Note for cancellation and written instructions regarding the registration and delivery of certificates for the Conversion Shares. In the event the Holder receives a Conversion Notice, the Holder shall be required to surrender this Note for cancellation within seven business days of the Conversion Notice (the “Conversion Date”), but the failure of the Holder so to surrender this Note shall not affect the conversion of the outstanding Principal Amount into Conversion Shares, provided that if the Note is not surrendered, an affidavit of lost note shall be provided. No holder of this Note shall be entitled upon conversion of this Note to have the Conversion Shares registered in the name of another person or entity without first complying with all applicable restrictions on the transfer of this Note. In the event the Holder does not provide the Company with written instructions regarding the registration and delivery of certificates for the Conversion Shares, the Company shall issue such shares in the name of the Holder and shall forward such certificates to the Holder at its address appearing on the records of the Company. The person entitled to receive the Conversion Shares shall be deemed to have become the holder of record of such shares at the close of business on the Conversion Date and the person entitled to receive share certificates for the Conversion Shares shall be regarded for all corporate purposes after the Conversion Date as the record holder of the number of Conversion Shares to which it is entitled upon the conversion. The Company may rely on record ownership of this Note for all corporate purposes, notwithstanding any contrary notice. After the Conversion Date, this Note shall, until surrendered to the Company, represent the right to receive the Conversion Shares; provided, however, that the Company shall have no obligation to issue the Conversion Shares until the Holder has delivered either this Note or an affidavit of loss.

     4. Grant of Security Interest. The Company’s obligations under the Notes are secured by a junior lien in all of the Company’s assets pursuant to a security agreement dated as of November 14, 2003 (the “Security Agreement”) entered into between the Company and Maroon Bells LLC as agent for the Holder.

     5. Covenants of Company.

          (A) Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 5A:

               (i) Taxes and Levies. The Company will promptly pay and discharge all material taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested.

               (ii) Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company or otherwise in connection with an acquisition of the Company.

               (iii) Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP.

               (iv) Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the Payee of the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default.

               (v) Reservation of Shares. The Company will at all times reserve and keep available out of its authorized capital stock such number of shares of Common Stock as may be required for issuance upon conversion of the Notes.

               (vi) Information. The Company will forward to the Holder promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company as (A) the Company is required to forward such information to any holder of indebtedness which is senior in priority to the Notes (“Senior Indebtedness”), and (B) to the extent the Holders of not less than a majority in Principal Amount of the Notes then outstanding may reasonably request in writing, both subject to the Holder’s execution of a confidentiality agreement in the form provided by the Company.

               (vii) Notice of Trigger Event. The Company shall provide to each Holder not less than thirty (30) days prior written notice of any Trigger Event, which notice shall also contain the material terms and conditions of the Trigger Event.

          (B) Negative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 5B:

               (i) Sale of Assets, Merger, Dissolution, Consolidation. The Company will not liquidate, dissolve, consolidate with, merge into or with (other than any wholly-owned subsidiary of the Company merging with another wholly-owned subsidiary of the Company or with the Company), sell, transfer or otherwise dispose of all or substantially all of its properties or assets to any person or entity unless the Principal Amount, accrued interest and Prepayment Premium on this Note is repaid in full prior to or in connection with such transaction and the Company shall have sufficient funds to pay the Liquidation Premium in accordance with Section 1(C) of this Note; provided that this clause (i) shall not restrict any disposition made in the ordinary course of business and consisting of (a) capital goods which are obsolete or have no remaining useful life; or (b) finished goods inventories.

               (ii) Dividends. The Company will not declare or pay any dividends or distributions on its outstanding capital stock other than as provided for in any certificates of designation with respect to shares of preferred stock outstanding on the original issuance date of the Notes.

               (iii) Loans to Executives. The Company will not, and will not permit any of its Subsidiaries to, make any loan to any executive officer or any person who is or becomes a holder of 5% of the capital stock of the Company, other than for reasonable advances for expenses in the ordinary course of business.

     6. Events of Default. If any of the events specified in this Section 6 shall occur (herein individually referred to as an “Event of Default”), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest thereon immediately due and payable, by notice in writing to the Company:

          (A) Default in the payment of the Principal Amount, accrued interest or Premium on this Note when due and payable if such default is not cured by the Company within fifteen (15) days after the Holder has given the Company written notice of such default; or

          (B) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or release under the United States Bankruptcy Code, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

          (C) If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver, or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

          (D) The Company shall default in any material respect in the due observance or performance of any covenant set forth in Section 5, which default shall continue uncured for fifteen (15) days.

          (E) The Company shall be in default on any Senior Indebtedness in the aggregate principal amount of at least $1,000,000 and such default is not cured in accordance with the provisions of the instrument governing such Senior Indebtedness.

     In any such event, the Holder, upon written notice to the Company, may accelerate the payment of principal and interest due under the Note and may exercise any and all remedies available thereto at law or equity. Notwithstanding the foregoing, Holders of note less than 66 2/3% in Principal Amount of the Notes then outstanding (the “Required Holders”) at the time of any of the foregoing Event of Default shall have the right to waive any such Event of Default, except that no such waiver shall be deemed a waiver of an Event of Default with respect to the non-payment of principal or interest hereunder with respect to a non-waiving Holder.

     7. Assignment. Subject to the restrictions on transfer described in Section 8 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, personal and legal representatives, and transferees of the parties. Furthermore, (A) the Company may not assign this Note except upon a sale of all or substantially all of its assets and (B) the Holder may only assign this Note to a person or entity that is (i) an accredited investor under applicable securities laws and (ii) either another holder of a substantially similar promissory note by the Company or a person or entity reasonably acceptable to the Company.

     8. Transfer of this Note. With respect to any offer, sale or other disposition of this Note, the Holder will give written notice to the Company prior thereto, describing briefly the proposed manner thereof, together with a written opinion of such Holder’s counsel in form and substance satisfactory to the Company, to the effect that such offer, sale, or other disposition may be effected without registration or qualification (under any U.S. federal or applicable state securities law then in effect) and that the requirements of Section of this Note have been met. Upon receiving such written notice and opinion, the Company, as promptly as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 8 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made. Each Note transferred as permitted hereby shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act of 1933, as amended (the “Act”), unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

     9. Registered Holder. The Company may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and the Company shall not be affected by any notice to the contrary. In case of transfer of this Note by operation of law, the transferee agrees to notify the Company of such transfer and of its address, and to submit appropriate evidence regarding such transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of the Company by the Holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all Holders or transferees of the Note not registered at the time of sending the communication.

     10. Amendments and Waivers. The provisions of this Note, including, but not limited to, any waiver of the restrictive covenants or anti-dilution provisions or change to the conversion price, may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the Required Holders; provided, however, that no such amendment, modification or waiver which would (i) modify this Section 10, (ii) extend the Maturity Date for more than 90 days, or (iii) reduce the Principal Amount payable hereunder shall be made without the consent of the Holder of each Note so affected. After any waiver or amendment becomes effective, the Company shall mail to the Holder a copy thereof.

     11. Treatment of Note. As envisioned by generally accepted accounting principles, the Company will treat, account, and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state, or local tax authorities.

     12. Notices. Any notice, request, or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, or if mailed by registered or certified mail, postage prepaid, or if delivered by nationally recognized overnight delivery service at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder.

     13. No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends shall be payable or accrued in respect of this Note.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

     15. Registration Rights. The Holder of this Note (including any valid transferee or assignee) shall be entitled to the registration rights for the Conversion Shares provided under the Subscription Agreement entered into between the Company and the original Holder of this Note.

     IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by a duly authorized officer.

ATTEST:	MetaMorphix, Inc.

By:

Michael R. N. Thomas	Edwin C. Quattlebaum, Ph.D.
Vice President, Chief Financial Officer and Treasurer	President and Chief Executive Officer

EXHIBIT 4.1B

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY WARRANT ISSUED IN EXCHANGE FOR THIS WARRANT OR ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT.

WARRANT TO PURCHASE COMMON STOCK

OF
METAMORPHIX, INC.

No. W-___

     This is to certify that for value received,                      (the “Original Holder”), or its assigns (together, the “Holder”), is entitled to purchase, subject to the provisions of this Warrant, from MetaMorphix, Inc., a Delaware corporation with offices at 8510 Corridor Road, Savage, Maryland 20763 (the “Company”),                      fully paid, validly issued and nonassessable shares of common stock of the Company (the “Common Stock”). This Warrant is one of a series of warrants (collectively, the “Warrants”) originally issued in connection with a private placement (the “Private Placement”) of up to $5,000,000 principal amount of the Company’s Series A 12.5% Convertible Promissory Notes (the “Notes”).

     A. DATE OF ISSUANCE/EXERCISE PERIOD. This Warrant shall be deemed to be issued as of November 14, 2003 (the “Date of Issuance”). This Warrant shall be exercisable at any time or from time to time during the period commencing on the Date of Issuance through the ten year anniversary date of the Date of Issuance (“Termination Date”). The period from the Date of Issuance through the Termination Date is herein referred to as the “Exercise Period.”

     B. EXERCISE PRICE. The exercise price of this Warrant shall be $6.00 per share. The exercise price in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the “Exercise Price.” The shares of Common Stock deliverable upon such exercise, as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Shares.”

     C. METHOD OF EXERCISE.

          1. Cash. This Warrant may be exercised in whole or in part at any time or from time to time during the Exercise Period; provided, however, that if the Termination Date is a day on which banking institutions in the State of New York are authorized by law to close, then on the next succeeding day which shall not be such a day. This Warrant may be exercised by presentation and surrender hereof to the Company at its principal office with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of Warrant Shares specified in such form (unless the Warrant is being exercised on a “cashless basis” as provided in Section C.2. below). The Company shall use its good faith efforts to deliver a certificate or certificates representing the Warrant Shares to the Holder within seven (7) days after each such exercise of the Warrant and following the receipt of good and available funds registered in the name of the Holder or, subject to applicable securities laws, its designee. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the Warrant Shares purchasable hereunder. Upon receipt by the Company of this Warrant at its office in proper form for exercise, together with a duly executed Purchase Form and payment of the Exercise Price for the number of Warrant Shares specified in such Purchase Form, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be physically delivered to the Holder.

          2. Cashless. Provided there is a current market price for the Common Stock as provided in Sections E.1. or E.2. below, the Holder may, at its option, exercise this Warrant at any time during the Exercise Period on a “cashless” basis by exchanging this Warrant, in whole or in part, into the number of Warrant Shares determined in accordance with this Section C.2., by surrendering this Warrant at the principal office of the Company or at the office of its stock transfer agent, accompanied by a notice of cashless election. In such event, the Company shall issue the Holder a number of shares of Common Stock computed using the following formula:

     X = Y(A-B)/A

     where:

     X = the number of shares of Common Stock to be issued to Holder.

     Y = the number of shares of Common Stock for which this Warrant is being exercised.

A = the current market value of one (1) share of Common Stock. Current market value shall have the meaning set forth Section E. below, except that for purposes hereof, the date of exercise, as used in such Section E., shall mean the date the cashless exercise notice is received by the Company.

     B = Exercise Price

     D. RESERVATION OF SHARES. The Company shall at all times reserve for issuance and/or delivery upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of the Warrants.

     E. FRACTIONAL SHARES. No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of a share, determined as follows:

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          1. Exchange or Nasdaq. If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on The Nasdaq Stock Market, Inc. (“Nasdaq”), the current market value shall be the closing price of the Common Stock on such exchange or market on such trading day or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange or market; or

          2. Bulletin Board. If the Common Stock is not so listed or traded, the current market value shall be the mean of the last reported bid and asked prices reported by the NASD Electronic Bulletin Board (or its successor) on the last business day prior to the date of the exercise of this Warrant; or

          3. Other. If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

     F. EXCHANGE, TRANSFER, ASSIGNMENT OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. Upon surrender of this Warrant to the Company at its principal office or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, if any, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled. This Warrant may be divided or combined with other warrants which carry the same rights upon presentation hereof at the principal office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. The term “Warrant” as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

     G. RIGHTS OF THE HOLDER. The Holder shall not, by virtue of being a holder of this Warrant, be entitled to any rights of a shareholder in the Company, either at law or equity, except as provided herein, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

     H. ADJUSTMENT PROVISIONS. The Exercise Price in effect at any time and the number and kind of securities purchasable upon the exercise of the Warrants shall be subject to adjustment from time to time upon the happening of certain events as follows:

          1. Stock Dividend; Reclassification. In case the Company shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of

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Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

               2. Anti-Dilution. In case the Company shall hereafter issue any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock to any person (other than (i) issuances pursuant to Section H.1. above; (ii) issuances pursuant to options, warrants or other obligations to issue shares outstanding on the date hereof; or (iii) the issuance of up to $15,000,000 in principal amount of convertible promissory notes similar to the Notes having a conversion price less than the Exercise Price) for a consideration per share or having an exercise, conversion or exchange price (the “Offer Price”) less than the Exercise Price in effect at the time of such issuance, then the Exercise Price shall be immediately reset to such lower Offer Price.

               3. Distributions. If the Company shall at any time distribute to its common shareholders cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or preceding year) then, in any such case, the Holder shall be entitled to receive, upon exercise of this Warrant, with respect to each share of Common Stock issuable upon such exercise, the amount of cash or evidences of indebtedness or other securities or assets which such Holder would have been entitled to receive with respect to each such share of Common Stock as a result of the happening of such event had this Warrant been exercised immediately prior to the record date or other date fixing shareholders to be affected by such event (the “Determination Date”) or, in lieu thereof, if the Board of Directors of the Company should so determine at the time of such distribution, a reduced Exercise Price determined by multiplying the Exercise Price on the Determination Date by a fraction, the numerator of which is the result of such Exercise Price reduced by the value of such distribution applicable to one share of Common Stock (such value to be determined by the Board of Directors in its discretion) and the denominator of which is the Exercise Price.

               4. Warrant Shares Adjustment. Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to this Section H, the number of Warrant Shares purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of Warrant Shares initially issuable upon exercise of this Warrant by the Exercise Price in effect on the date hereof and dividing the product so obtained by the Exercise Price, as adjusted.

               5. Minimum Adjustment. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such price; provided, however, that any adjustments which by reason of this Section

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H.5. are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder.

               6. Continuing Adjustment. In the event that at any time, as a result of an adjustment made pursuant to Section H, the Holder of this Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Sections H.1. — H.5., inclusive above.

               7. Adjusted Warrant. Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon exercise of this Warrant, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the similar Warrants initially issuable pursuant to this Agreement. Upon written request by the Holder, the Company shall promptly issue a revised warrant in substitution of this Warrant, which revised warrant shall include such reset Exercise Price.

     I. NOTICES TO WARRANT HOLDERS. So long as this Warrant shall be outstanding, (1) if the Company shall pay any dividend or make any distribution upon the Common Stock (whether in cash or Common Stock), or (2) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights, or (3) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least fifteen (15) days prior the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

     J. CONSOLIDATION OR MERGER. If the Company shall at any time consolidate or merge with any other corporation or transfer all or substantially all of its assets, then the Company shall deliver written notice to the Holder of such merger, consolidation, or sale of assets at least thirty (30) days prior to the closing of such merger, consolidation, or sale of assets. Such written notice shall include a description of the material terms of the consolidation, merger or sale of assets including, without limitation, any cash, assets or other rights to be delivered to holders of the Company’s Common Stock in connection with such merger, consolidation or sale. This Warrant shall terminate and expire concurrently with the closing of such merger, consolidation, or sale of assets.

     K. REGISTRATION RIGHTS. The holders of the Warrants and the Warrant Shares or their transferees shall have the registration rights set forth in Article IV of the Subscription

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Agreement between the Original Holder and the Company entered into in connection with the Private Placement (the “Subscription Agreement”), the provisions of which are incorporated by reference herein in their entirety. In addition, the Subscription Agreement contains certain restrictions, including “lock up” provisions on the transfer and sale of this Warrant and the Warrant Shares which are binding upon the Holder hereof.

     L. REDEMPTION.

          1. On not less than thirty (30) days’ written notice (the “Redemption Notice”) to the registered holders of the Warrants (the “Registered Holders”), the Warrants may be redeemed, at the option of the Company, at a price of $.01 per Warrant (the “Call Price”), provided (i) the market price of a share of the Company’s Common Stock (determined in accordance with Section E.1. or E.2. hereof) shall exceed 300% of the Exercise Price for the 30 consecutive trading days ending on the fifth trading day prior to the date of the Redemption Notice, (ii) the Common Stock is traded on a national securities exchange or Nasdaq, (iii) the Warrant Shares have been registered for resale under the Securities Act or are otherwise freely salable in the public market pursuant to Rule 144(k), and (iv) the Warrants are then exercisable.

          2. If the conditions set forth in Section L.1. are met, and the Company desires to exercise its right to redeem the Warrants, it shall mail a Redemption Notice to each of the Registered Holders, first class, postage prepaid, not later than the thirtieth (30th) day before the date fixed for redemption, at their last address as shall appear on the Company’s records. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the Registered Holder receives such notice.

          3. The Redemption Notice shall specify (i) the Call Price, (ii) the date fixed for redemption (the “Redemption Date”), (iii) the place where the Warrant Certificates shall be delivered and the Call Price paid, and (iv) that the right to exercise the Warrant shall terminate at 5:00 P.M. (New York time) on the business day immediately preceding the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a Registered Holder (a) to whom notice was not mailed or (b) whose notice was defective. An affidavit of the Warrant Agent or of the Secretary or an Assistant Secretary of the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

          4. Any right to exercise a Warrant shall terminate at 5:00 P.M. (New York time) on the business day immediately preceding the Redemption Date. On and after the Redemption Date, the Registered Holders shall have no further rights except to receive, upon surrender of the Warrant, the Call Price.

          5. From and after the Redemption Date, the Company shall, at the place specified in the Redemption Notice, upon presentation and surrender to the Company by or on behalf of the Registered Holder thereof of one or more Warrant Certificates evidencing Warrants to be redeemed, deliver or cause to be delivered to or upon the written order of such Registered Holder a sum in cash equal to the Call Price of each such Warrant. From and after the Redemption Date and upon the deposit or setting aside by the Company of a sum sufficient to redeem all the Warrants called for redemption, such Warrants shall expire and become void and

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all rights hereunder and under the Warrant Certificates, except the right to receive payment of the Call Price, shall cease.

     M. MODIFICATION OF AGREEMENT. The provisions of this Warrant (including, but not limited to, the anti-dilution provisions contained herein) may from time to time be amended, modified or waived, if such amendment, modification or waiver is applicable to all of the outstanding Warrants of the Company and is in writing and consented to by the Company and the holders of at least sixty-six and two/thirds of the outstanding Warrants and such amendment, modification or waiver shall be binding upon the holder of this Warrant (and any assignee thereof) regardless of whether the Holder consented to such amendment, modification or waiver; provided that nothing shall prevent the Company and a registered holder from consenting to modifications to this Warrant which affect or are applicable to such registered Holder only.

     N. SECURITIES LAWS. Upon any issuance of Warrant Shares upon exercise of this Warrant, the Company will be required to comply with the requirements of (1) the Securities Act, (2) the Securities Exchange At of 1934, as amended, (3) any applicable listing requirements of any national securities exchange, (4) any state securities regulation or “Blue Sky” laws, and (5) requirements under any other law or regulation applicable to the issuance or transfer of such shares. If required by the Company, in connection with each issuance of Warrant Shares upon exercise of this Warrant, the Holder will give (x) assurances in writing, satisfactory to the Company, that such shares are not being purchased with a view to the distribution thereof in violation of applicable laws, (y) sufficient representations, warranties and information, in writing, to enable the Company to rely on exemptions from the registration or qualification requirements of applicable laws, if available, with respect to such exercise, and (z) the Holder’s cooperation to the Company in connection with such compliance.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its duly authorized officers.

METAMORPHIX, INC.
By:
Edwin C. Quattlebaum, Chairman, President and Chief Executive Officer

By:
Michael R. N. Thomas, Vice President,
Chief Financial Officer and Treasurer

Dated: November 14, 2003

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PURCHASE FORM

Dated:

     1. The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing            shares of Common Stock of MetaMorphix, Inc. (or such number of shares of Common Stock or other securities or property to which the undersigned is entitled in lieu thereof or in addition thereto under the provisions of the Warrant).

     2. The undersigned elects to exercise the within Warrant on a cashless basis pursuant to the provisions of Section C.2. of the Warrant by checking below:

                               check if cashless exercise; or

     3. The undersigned encloses herewith a bank draft, certified check or money order payable to the Company in payment of the exercise price determined under, and on the terms specified in, the Warrant.

     4. The undersigned hereby irrevocably directs that the said shares be issued and delivered as follows:

Name(s) in Full	Address(es)	Number of Shares	S.S. or IRS #

Signature of Subscriber

Print Name

ASSIGNMENT FORM

     FOR VALUE RECEIVED,                                                                                      hereby sells, assigns and transfers unto

Name
(Please typewrite or print in block letters)

Address

the right to purchase Common Stock represented by this Warrant to the extent of shares as to which such right is exercisable and does hereby irrevocably constitute and appoint ____ Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date

Signature